EXECUTION COPY

         NEITHER THIS NOTE NOR THE SECURITIES INTO WHICH THIS NOTE IS CONVERTIBLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

No. ___                                                                $ _______


                          GLOBETEL COMMUNICATIONS CORP.

                               7% Convertible Note

                               Due August 30, 2008


         FOR VALUE RECEIVED, GLOBETEL COMMUNICATIONS CORP., a Delaware corporation (hereinafter called the "Borrower" or the "Company"), hereby promises to pay to _____________________________ (the "Holder") or order, without demand, the sum of _____________________________________ Dollars
($________), with simple interest accruing at the rate described below, on August 30, 2008 (the "Maturity Date").

         This Note has been entered into pursuant to the terms of a subscription agreement between the Borrower and the Holder, dated of even date herewith (the "Subscription Agreement"), and shall be governed by the terms of such Subscription Agreement. Unless otherwise separately defined herein, all capitalized terms used in this Note shall have the same meaning as is set forth in the Subscription Agreement. The following terms shall apply to this Note:

                                    ARTICLE I
                               GENERAL PROVISIONS

         1.1 Payments. The entire unpaid principal amount due under this Note (the "Principal") shall be due and payable on the Maturity Date. Interest on the Notes (the "Interest") will be payable semi-annually commencing on the date that shall be six (6) months from the date hereof (each such date, a "Semi-Annual Payment Date") as further described on the payment schedule attached hereto as Exhibit A (the "Payment Schedule"). Interest shall be payable in cash or, at the Company's option, in shares of the Company's common stock, par value $0.00001 per share (the "Common Stock"). Any payment made on a Semi-Annual Payment Date is referred to herein as a "Semi-Annual Payment."

                  Upon any conversion in part by the Holder in accordance with
Article II, the Holder and the Borrower shall in good faith recalculate the outstanding principal balance and the amounts of the Semi-Annual Payments. Upon any full conversion by the Holder in accordance with Article II of all of the Semi-Annual Payments and the Principal due hereunder, all of the Borrower's payment obligations shall terminate. All payments in respect of the indebtedness evidenced hereby shall be applied in the following order: to accrued Interest, Principal, and charges and expenses owing under or in connection with this Note.

                  If any payment is paid in Common Stock, the number of shares issuable will be determined utilizing a fair market value per share equal to the last sale price of the Common Stock on the date immediately prior to the Semi-Annual Payment Date. Notwithstanding the foregoing, the Company's right to pay the Notes, including any Interest due thereunder, in shares of Common Stock on each Semi-Annual Payment Date is subject to the condition that: (i) the Common Stock is trading on the OTC Bulletin Board, American Stock Exchange or Nasdaq; and (ii) the Registration Statement is effective on such Semi-Annual Payment Date.

                  In the event a Holder converts any portion of the principal amount of its Note into shares of Common Stock prior to the date of the next Semi-Annual Payment, such Semi-Annual Payment shall be reduced by the principal amount so converted. In addition, if a Holder converts any portion of its Note into shares of Common Stock prior to the date of the next Semi-Annual Payment in an amount that is greater than the amount of such Semi-Annual Payment and any accrued interest, the excess over such Semi-Annual Payment will be credited against future Semi-Annual Payments.

         1.2 Interest. Interest shall accrue on the outstanding principal balance hereof at an annual rate equal to seven percent (7%) from the date Principal was advanced in connection with this Note. Interest shall be calculated on the basis of a 360-day year and the actual number of days elapsed, to the extent permitted by applicable law. Interest hereunder will be paid to the Holder or its assignee in whose name this Note is registered on the records of the Borrower regarding registration and transfers of Notes (the "Note Register"). In the event the Holder has elected to convert Interest due hereunder into shares of Common Stock or the Company has elected to make an Interest payment hereunder in shares of Common Stock, the number of shares of such Common Stock to be issued will be calculated using a value of the Common Stock that shall be its last sale price on the date immediately preceding the Semi-Annual Payment Date. A number of shares of Common Stock with a value equal to the amount of Interest due shall be issued to the Holder within five (5) days of the Semi-Annual Payment Date. No fractional shares will be issued; therefore, in the event that the value of the Common Stock per share does not equal the total Interest due, the Company shall round up the number of shares of Common Stock due.

         1.3 Payment Grace Period. From and after the 10th day after an Event of Default under Section 3.1, the Interest Rate applicable to any unpaid amounts owed hereunder shall be increased to sixteen percent (16%) per annum.

         1.4 Conversion Privileges. The conversion privileges set forth in
Article II shall remain in full force and effect immediately from the date hereof and until the Note is paid in full regardless of the occurrence of an Event of Default. The Note shall be payable in full on the Maturity Date, unless previously converted into Common Stock in accordance with Article II hereof; provided, that if an Event of Default has occurred, the Holder may elect to extend the Maturity Date by the amount of days of the pendency of the Event of Default.

         1.5 Corporate Existence. So long as any of the Notes remains outstanding, the Company shall not directly or indirectly consummate any merger, reorganization, restructuring, reverse stock split, consolidation, sale of all or substantially all of the Company's assets or any similar transaction or related transactions (each such transaction, a "Fundamental Change") unless, prior to the consummation a Fundamental Change, the Company obtains the written consent of each of the Holders. In any such case, the Company will (i) make appropriate provision with respect to such holders' rights and interests to ensure that the provisions of this Section 1.5 will thereafter be applicable to the Notes, (ii) grant the Holders the right to put the Notes to the Company at 115% of the then outstanding Principal plus any unpaid and accrued Interest and
(iii) take any other action required under Section 2.1(c) hereof.

         This Note is subject to the following additional provisions:


                                   ARTICLE II
                     CONVERSION RIGHTS AND REDEMPTION RIGHTS

         The Holder shall have the right to convert the principal and accrued and unpaid interest due under this Note into Shares of the Borrower's Common Stock as set forth below.

                  2.1      Conversion into the Borrower's Common Stock.

                  (a) The Holder shall have the right from and after the date of the issuance of this Note and then at any time until this Note is fully paid, to convert any outstanding and unpaid principal portion of this Note, and accrued Interest, at the election of the Holder (the date of giving of such notice of conversion being a "Conversion Date") into fully paid and non-assessable shares of Common Stock as such stock exists on the date of issuance of this Note (such shares, the "Conversion Shares"), or any shares of capital stock of Borrower into which such Common Stock shall hereafter be changed or reclassified (the "Other Securities"), at the conversion price as defined in Section 2.1(b) hereof (the "Conversion Price"), determined as provided herein. Upon delivery to the Borrower of a completed Notice of Conversion, a form of which is attached hereto as Exhibit B, Borrower shall issue and deliver to the Holder within three (3) business days from the Conversion Date (such third day being the "Delivery Date") that number of Conversion Shares for the portion of the Note converted in accordance with the foregoing. At the election of the Holder, the Borrower will deliver accrued but unpaid interest on the principal amount of the Note being converted in the manner provided in Section 1.1 through the Conversion Date directly to the Holder on or before the Delivery Date. The number of Conversion Shares to be issued upon each conversion of this Note shall be determined by dividing that portion of the principal of the Note and accrued interest to be converted, by the Conversion Price.

                  (b) Subject to adjustment as provided in Section 2.1(c) hereof, the Conversion Price per share shall be $__.

                  (c) The Conversion Price and number and kind of shares or other securities to be issued upon conversion determined pursuant to Section 2.1(a), shall be subject to adjustment from time to time upon the happening of certain events while this conversion right remains outstanding, as follows:

                           A. Reorganization, Consolidation, Merger, etc.;
Reclassification. In case at any time or from time to time, the Company shall, subject to Section 1.5 hereof, effect a Fundamental Change, then, in each such case, as a condition to the consummation of such a transaction, proper and adequate provision shall be made by the Company whereby the Holder of this Note, on the conversion hereof as provided in Article II, at any time after the consummation of such Fundamental Change, shall receive, in lieu of the Conversion Shares (or Other Securities) issuable on such conversion prior to such consummation or such effective date, the stock and other securities and property (including cash) to which such Holder would have been entitled upon such consummation of a Fundamental Change if such Holder had so converted this Note, immediately prior thereto, all subject to further adjustment thereafter as provided in Section 2.1(c)(E).

                                    If the Borrower at any time shall, by
reclassification or otherwise, change the Common Stock into the same or a different number of securities of any class or classes that may be issued or outstanding, this Note, as to the unpaid principal portion thereof and accrued interest thereon, shall thereafter be deemed to evidence the right to purchase an adjusted number of such securities and kind of securities as would have been issuable as the result of such change with respect to the Common Stock immediately prior to such reclassification or other change.

                           B. Dissolution. In the event of any dissolution of
the Company following the transfer of all or substantially all of its properties or assets, the Company, prior to such dissolution, shall at its expense deliver or cause to be delivered the stock and other securities and property (including cash, where applicable) receivable by the Holder of the Notes after the effective date of such dissolution pursuant to this Article II to a bank or trust company (a "Trustee") having its principal office in New York, NY, as trustee for the Holder of the Notes.

                           C. Continuation of Terms. Upon any Fundamental Change
or transfer (and any dissolution following any transfer) referred to in this
Article II, this Note shall continue in full force and effect and the terms hereof shall be applicable to the Other Securities and property receivable on the conversion of this Note after the consummation of such Fundamental Change or transfer or the effective date of dissolution following any such transfer, as the case may be, and shall be binding upon the issuer of any other securities, including, in the case of any such transfer, the person acquiring all or substantially all of the properties or assets of the Company, whether or not such person shall have expressly assumed the terms of this Note as provided in
Section 2.1(c)(E). In the event this Note does not continue in full force and effect after the consummation of the transaction described in this Article II, then only in such event will the Company's securities and property (including cash, where applicable) receivable by the Holder of the Notes be delivered to the Trustee as contemplated by Section 2.1(c)(B).

                           D. Share Issuance. If at any time Notes or the
Warrants are outstanding the Company shall offer, issue or agree to issue any common stock or securities convertible into or exercisable for shares of common stock (or modify any of the foregoing which may be outstanding) to any person or entity at a price per share or conversion or exercise price per share which shall be less than the Conversion Price in respect of the Shares, without the consent of each Subscriber holding Notes and/or other Securities, then the Company shall issue, for each such occasion, additional shares of Common Stock to each Subscriber so that the average per share purchase price of the shares of Common Stock issued to the Subscriber (of only the Conversion Shares or Warrant Shares still owned by the Subscriber) is equal to such other lower price per share and the Conversion Price shall automatically be reduced to such other lower price per share. The average Conversion Price of the Conversion Shares and average Warrant Exercise Price in relation to the Warrant Shares shall be calculated separately for the Conversion Shares and Warrant Shares. The foregoing calculation and issuance shall be made separately for Conversion Shares received upon conversion and separately for Warrant Shares. The delivery to the Subscriber of the additional shares of Common Stock shall be not later than the closing date of the transaction giving rise to the requirement to issue additional shares of Common Stock. The Subscriber is granted the registration rights described in Section 11 of the Subscription Agreement in relation to such additional shares of Common Stock except that the Filing Date and Effective Date with respect to such additional shares of Common Stock shall be, respectively, the sixtieth (60th) and one hundred and twentieth (120th) date after the closing date giving rise to the requirement to issue the additional shares of Common Stock. For purposes of the issuance and adjustment described in this paragraph, the issuance of any security of the Company carrying the right to convert such security into shares of Common Stock or of any warrant, right or option to purchase Common Stock shall result in the issuance of the additional shares of Common Stock upon the issuance of such convertible security, warrant, right or option and again at any time upon any subsequent issuances of shares of Common Stock upon exercise of such conversion or purchase rights if such issuance is at a price lower than the Conversion Price in effect upon such issuance. The rights of the Subscriber set forth in this Section 2.1 (c)(D) are in addition to any other rights the Subscriber has pursuant to this Note, the Subscription Agreement, any Transaction Document and any other agreement referred to or entered into in connection herewith.

                           E. Extraordinary Events Regarding Common Stock. In
the event that the Company shall (a) issue additional shares of the Common Stock as a dividend or other distribution on outstanding Common Stock, (b) subdivide its outstanding shares of Common Stock, or (c) subject to Section 1.5 hereof, combine its outstanding shares of the Common Stock into a smaller number of shares of the Common Stock, then, in each such event, the Conversion Price shall, simultaneously with the happening of such event, be adjusted by multiplying the then Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such event, and the product so obtained shall thereafter be the Conversion Price then in effect. The Conversion Price, as so adjusted, shall be readjusted in the same manner upon the happening of any successive event or events described herein in this Section 2.1(c)(E). The number of Conversion Shares that the Holder of this Note shall thereafter, on the conversion hereof as provided in Article II, be entitled to receive shall be adjusted to a number determined by multiplying the number of Conversion Shares that would otherwise (but for the provisions of this Section 2.1(c)(E)) be issuable on such conversion by a fraction of which (a) the numerator is the Conversion Price that would otherwise (but for the provisions of this Section 2.1(c)(E)) be in effect, and (b) the denominator is the Conversion Price in effect on the date of such conversion.

                           F. Certificate as to Adjustments. In each case of any
adjustment or readjustment in the shares of Common Stock (or Other Securities) issuable on the conversion of the Notes, the Company at its expense will promptly cause its Chief Financial Officer or other appropriate designee to compute such adjustment or readjustment in accordance with the terms of the Note and prepare a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (a) the consideration received or receivable by the Company for any additional shares of Common Stock (or Other Securities) issued or sold or deemed to have been issued or sold, (b) the number of shares of Common Stock (or Other Securities) outstanding or deemed to be outstanding, and
(c) the Conversion Price and the number of Conversion Shares to be received upon conversion of this Note, in effect immediately prior to such adjustment or readjustment and as adjusted or readjusted as provided in this Note. The Company will forthwith mail a copy of each such certificate to the Holder of the Note and any transfer agent of the Company.

                  2.2 Method of Conversion. This Note may be converted by the Holder in whole or in part as described in Section 2.1(a) hereof and the Subscription Agreement. Upon partial conversion of this Note, a new Note containing the same date and provisions of this Note shall, at the request of the Holder, be issued by the Borrower to the Holder for the principal balance of this Note and interest which shall not have been converted or paid.

                  2.3      Maximum Conversion.

                  (a) Notwithstanding anything to the contrary contained herein, the number of Conversion Shares that may be acquired by the Subscriber upon conversion of the Notes (or otherwise in respect hereof) shall be limited to the extent necessary to ensure that, following such conversion (or other issuance), the total number of shares of Common Stock then beneficially owned by such Subscriber and its affiliates and any other persons whose beneficial ownership of Common Stock would be aggregated with the Subscriber's for purposes of
Section 13(d) of the 1934 Act, does not exceed 4.999% of the total number of issued and outstanding shares of Common Stock (including for such purpose the shares of Common Stock issuable upon such conversion). For such purposes, beneficial ownership shall be determined in accordance with Section 13(d) of the 1934 Act and the rules and regulations promulgated thereunder. By written notice to the Company, a Subscriber may waive the provisions of this Section 2.3(a) as to itself but any such waiver will not be effective until the 61st day after delivery thereof and such waiver shall have no effect on any other Subscriber.

                  (b) Notwithstanding anything to the contrary contained herein, the number of Conversion Shares that may be acquired by the Subscriber upon conversion of the Notes (or otherwise in respect hereof) shall be limited to the extent necessary to ensure that, following such conversion (or other issuance), the total number of shares of Common Stock then beneficially owned by such Subscriber and its affiliates and any other persons whose beneficial ownership of Common Stock would be aggregated with the Subscriber's for purposes of
Section 13(d) of the 1934 Act, does not exceed 9.999% of the total number of issued and outstanding shares of Common Stock (including for such purpose the shares of Common Stock issuable upon such conversion). For such purposes, beneficial ownership shall be determined in accordance with Section 13(d) of the 1934 Act and the rules and regulations promulgated thereunder. This provision may not be waived.

                           (c) Notwithstanding anything to the contrary in this
Note, while the shares of Common Stock are listed for trading on the American Stock Exchange, if the Company has not previously obtained Shareholder Approval (as defined below), then the Company may not issue Conversion Shares in excess of the Issuable Maximum (as defined below) upon any conversion of this Note at a conversion price which is less than the closing bid price on the trading day immediately preceding the Closing Date or date of the Subscription Agreement, whichever is higher (the "Threshold Price"). The "Issuable Maximum" means, as of any date, a number of shares of Common Stock equal to 21,504,469, less such number of shares of Common Stock as have been issued at a price below the Threshold Price upon (1) conversion of Notes, (2) in payment of interest thereunder, (3) upon exercise of the Warrants, or (4) upon operation of any rights of first refusal under the Subscription Agreement. Each Subscriber shall be entitled to a portion of the Issuable Maximum equal to the quotient obtained by dividing: (x) the principal amount of Notes issued and sold to such Subscriber on the Closing Date by (y) the aggregate principal amount of all Notes issued and sold by the Company on the Closing Date. If any Subscriber shall no longer hold Notes, then such Subscriber's remaining portion of the Issuable Maximum shall be allocated pro-rata among the remaining Subscribers, giving effect to the Company's desire to allocate this limitation among the class of securities known as the Notes. If on any Conversion Date, or at such time as a Subscriber shall notify the Company that the condition in (A) following this clause shall be in effect: (A) the aggregate number of Conversion Shares that would then be issuable upon conversion in full of all then outstanding principal amount of Notes would exceed the Issuable Maximum on such date, and (B) the Company shall not have previously obtained the vote of shareholders, as may be required by the applicable rules and regulations of the American Stock Exchange (or any successor entity or any other trading market on which the Company's securities then trade), applicable to approve the issuance of shares of Common Stock in excess of the Issuable Maximum pursuant to the terms hereof (the "Shareholder Approval"), then, the Company shall issue to the Subscribers a number of shares of Common Stock equal to the Issuable Maximum and, with respect to the remainder of the principal amount of Notes then held by the Subscribers for which a conversion would result in an issuance of shares of Common Stock in excess of the Issuable Maximum, the Company must use its best efforts to seek and obtain Shareholder Approval as soon as possible, but in any event not later than the 60th day following such Conversion Date or the date of such request. The Company and the Subscriber understand and agree that Conversion Shares issued to and then held by the Subscriber as a result of conversions of Notes shall not be entitled to cast votes on any resolution to obtain Shareholder Approval pursuant hereto.

                  2.4 Mandatory Conversion. Commencing after the Effective Date, the Borrower will have the option by written notice to the Holder ("Notice of Mandatory Conversion") of compelling the Holder to convert the outstanding and unpaid principal amount, and accrued interest, of this Note into Common Stock at the Conversion Price then in affect ("Mandatory Conversion"). The Notice of Mandatory Conversion must be given, if at all, within thirty (30) days following any consecutive ten (10) day trading period (the "Lookback Period") during which the closing bid price or last sale price, as the case may be, for the Borrower's Common Stock as reported by Bloomberg, LP for the principal market on which the shares of Common Stock are then traded (the "Principal Market") is more than 150% of the Conversion Price each day during the Lookback Period and there is not less than reported average daily trading of 1,000,000 shares of Common Stock during the Lookback Period. The date the Notice of Mandatory Conversion is given is the "Mandatory Conversion Date." The Notice of Mandatory Conversion shall specify the aggregate principal amount of the Note which is subject to Mandatory Conversion. Mandatory Conversion Notices must be given proportionately to all Holders of Notes who hold Notes similar in terms and tenure as this Note. A Notice of Mandatory Conversion may not be given unless the Registration Statement has been effective for the unrestricted public resale of the Registrable Securities each day during the Lookback Period and for the three trading days thereafter. Notices of Mandatory Conversion may not be given in connection with the aggregate amount of Common Stock that would exceed 25% of the aggregate volume of Common Stock traded on the Principal Market as reported by Bloomberg L.P. for the fifteen (15) trading days preceding the Mandatory Conversion Date, or 20% of the initial principal amount of this Note. The amount of Note principal included in a Mandatory Conversion Notice shall be further reduced to an amount that would not cause the Holder to exceed the limitation described in Section 2.3 of this Note. A further Mandatory Conversion Notice may not be given until thirty (30) trading days have elapsed from the preceding Mandatory Conversion Date. Each Mandatory Conversion Date shall be a Deemed Conversion Date (as hereinafter defined) and the Borrower will be required to deliver the Common Stock issuable pursuant to a Mandatory Conversion Notice in the same manner and time period as described in Section 2.1 above. In the event the Borrower fails to deliver the Common Stock in the same manner and time period as described in Section 2.1 above, then such Notice of Conversion will be null and void. A Notice of Conversion must be given to all Holders of Notes similar to this Note, in proportion to the amount of Note Principal held by all Holders of such Notes. Except as described in this Section 2.4, the Note may not be paid prior to the Maturity Date without the consent of the Holder.

                  2.5      Conversion of Note.

                           (a) Upon the conversion of a Note or part thereof,
the Company shall, at its own cost and expense, take all necessary action, including obtaining and delivering, an opinion of counsel to assure that the Company's transfer agent shall issue stock certificates in the name of Subscriber (or its nominee) or such other persons as designated by Subscriber and in such denominations to be specified at conversion representing the number of Conversion Shares issuable upon such conversion. The Company warrants that no instructions other than these instructions have been or will be given to the transfer agent of the Company's Common Stock and that, unless waived by the Subscriber, the Conversion Shares will be free-trading, and freely transferable, and will not contain a legend restricting the resale or transferability of the Conversion Shares provided the Conversion Shares are being sold pursuant to an effective registration statement covering the Conversion Shares or are otherwise exempt from registration.

                           (b) Subscriber will give notice of its decision to
exercise its right to convert the Note or part thereof by telecopying an executed and completed Notice of Conversion (a form of which is attached as Exhibit B to the Note) to the Company via confirmed telecopier transmission and overnight courier or otherwise pursuant to Section 4.2 of this Note. The Subscriber will not be required to surrender the Note until the Note has been fully converted or satisfied, with each date on which a Notice of Conversion is telecopied to the Company in accordance with the provisions hereof shall be deemed a Conversion Date (as defined above). The Company will itself or cause the Company's transfer agent to transmit the Company's Common Stock certificates representing the Conversion Shares issuable upon conversion of the Note to the Subscriber via express courier for receipt by such Subscriber on or before the Delivery Date (as defined above). In the event the Conversion Shares are electronically transferable, then delivery of the Conversion Shares must be made by electronic transfer provided request for such electronic transfer has been made by the Subscriber and the Subscriber has complied with all applicable securities laws in connection with the sale of the Common Stock, including, without limitation, the prospectus delivery requirements. A Note representing the balance of the Note not so converted will be provided by the Company to the Subscriber if requested by Subscriber, provided the Subscriber delivers the original Note to the Company.

                           (c) The Company understands and agrees that a delay
in the delivery of the Conversion Shares in the form required pursuant to
Section 2.5(a) hereof, or the Mandatory Redemption Amount described in Section
2.8 hereof, respectively after the Delivery Date or the Mandatory Redemption Payment Date (as hereinafter defined) could result in economic loss to the Subscriber. As compensation to the Subscriber for such loss, the Company agrees to pay (as liquidated damages and not as a penalty) to the Subscriber for late issuance of Conversion Shares upon Conversion of the Note in the amount of $20 per business day after the Delivery Date for each $10,000 of Note principal amount being converted of the corresponding Conversion Shares which are not timely delivered. The Company shall pay any payments incurred under this Section in immediately available funds upon demand. Furthermore, in addition to any other remedies which may be available to the Subscriber, in the event that the Company fails for any reason to effect delivery of the Conversion Shares by the Delivery Date or make payment by the Mandatory Redemption Payment Date, the Subscriber will be entitled to revoke all or part of the relevant Notice of Conversion or rescind all or part of the notice of Mandatory Redemption by delivery of a notice to such effect to the Company whereupon the Company and the Subscriber shall each be restored to their respective positions immediately prior to the delivery of such notice, except that the liquidated damages described above shall be payable through the date notice of revocation or rescission is given to the Company.

                           (d) Nothing contained herein or in any document
referred to herein or delivered in connection herewith shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest or dividends required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Company to the Subscriber and thus refunded to the Company.

                  2.6 Injunction Posting of Bond. In the event a Subscriber shall elect to convert a Note or part thereof in whole or in part, the Company may not refuse conversion based on any claim that such Subscriber or any one associated or affiliated with such Subscriber has been engaged in any violation of law, or for any other reason, unless an injunction from a court, on notice, restraining and or enjoining conversion of all or part of such Note shall have been sought and obtained by the Company and the Company has posted a surety bond for the benefit of such Subscriber in the amount of 120% of the amount of the Note, which bond shall remain in effect until the completion of arbitration/litigation of the dispute and the proceeds of which shall be payable to such Subscriber to the extent Subscriber obtains judgment.
                  2.7      Optional Redemption.

                           (a) Provided that the Company has a number of
authorized but unissued shares of Common Stock sufficient for the issuance of all Conversion Shares underlying the remaining principal amount of this Note, such Common Stock is listed or quoted (and is not suspended from trading) on the Principal Market and such shares of Common Stock are approved for listing on such Principal Market upon issuance if applicable, such Common Stock is registered for resale under the Registration Statement and the prospectus under such Registration Statement is available for the sale of all Registrable Securities held by the Subscriber, such issuance would be permitted in full without violating Section 2.3 herein or the rules or regulations of any trading market on which such Common Stock may be listed or quoted, and both immediately before and after giving effect thereto, no Event of Default under the Subscription Agreement or this Note shall or would exist, the Borrower will have the option of prepaying the outstanding principal amount of this Note ("Optional Redemption"), in whole or in part, together with interest accrued thereon, by paying to the Holder a sum of money equal to one hundred twenty-five percent (125%) of the principal amount to be redeemed, together with accrued but unpaid interest thereon and interest that will accrue until the actual repayment date and any and all other sums due, accrued or payable to the Holder arising under the Note, the Subscription Agreement or any Transaction Document (the "Redemption Amount") on the day written notice of redemption (the "Notice of Redemption") is given to the Holder. The Notice of Redemption shall specify the date for such Optional Redemption (the "Redemption Payment Date"), which date shall be not less than five (5) business days after the date of the Notice of Redemption (the "Redemption Period"). The Borrower may provide a Notice of Redemption prior to the Effective Date only in connection with up to 20% the principal amount of this Note then outstanding together with interest accrued thereon. A Notice of Redemption shall not be effective with respect to any portion of the Note for which the Holder has a pending election to convert, or for Conversion Notices given by the Holder prior to the Redemption Payment Date. During a Redemption Period occurring after the Actual Effective Date, the Holder may deliver Notices of Conversion for up to 20% of the initial principal amount of the Note and accrued interest. On the Redemption Payment Date, the Redemption Amount shall be paid in good funds to the Holder. In the event the Borrower fails to pay the Redemption Amount on the Redemption Payment Date as set forth herein, then (i) such Notice of Redemption will be null and void, (ii) Borrower will have no further right to deliver another Notice of Redemption, and (iii) Borrower's failure may be deemed by Holder to be a non-curable Event of Default.

                           (b) A Notice of Redemption must be given
proportionately to all Holders of Notes bearing similar terms to this Note issued on the date of this Note.

                  2.8 Mandatory Redemption at Subscriber's Election. In the event the Company is prohibited from issuing Conversion Shares, or fails to timely deliver Shares on a Delivery Date, or upon the occurrence of any other Event of Default (as defined in this Note or in the Subscription Agreement) or for any reason other than pursuant to the limitations set forth in Section 2.3 hereof, then at the Subscriber's election, the Company must pay to the Subscriber ten (10) business days after request by the Subscriber, at the Subscriber's election, a sum of money in immediately available terms equal to the greater of (i) the product of the outstanding principal amount of the Note designated by the Subscriber multiplied by 120%, or (ii) the product of the number of Conversion Shares otherwise deliverable upon conversion of an amount of Note principal and/or interest designated by the Subscriber (with the date of giving of such designation being a "Deemed Conversion Date") at the then Conversion Price that would be in effect on the Deemed Conversion Date multiplied by the average of the closing bid prices for the Common Stock for the five consecutive trading days preceding either: (1) the date the Company becomes obligated to pay the Mandatory Redemption Payment, or (2) the date on which the Mandatory Redemption Payment is made in full, whichever is greater, together with accrued but unpaid interest thereon and any liquidated damages then payable ("Mandatory Redemption Payment"). The Mandatory Redemption Payment must be received by the Subscriber on the same date as the Company Shares otherwise deliverable or within ten (10) business days after request, whichever is sooner ("Mandatory Redemption Payment Date"). Upon receipt of the Mandatory Redemption Payment, the corresponding Note principal and interest will be deemed paid and no longer outstanding. Liquidated damages calculated pursuant to Section 2.5(c) hereof, that have been paid or accrued for the twenty (20) day period prior to the actual receipt of the Mandatory Redemption Payment by the Subscriber shall be credited against the Mandatory Redemption Payment.

                  2.9 Buy-In. In addition to any other rights available to the Subscriber, if the Company fails to deliver to the Subscriber the Conversion Shares issuable upon conversion of a Note by the Delivery Date and if after five
(5) business days after the Delivery Date the Subscriber purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by such Subscriber of the Common Stock which the Subscriber was entitled to receive upon such conversion (a "Buy-In"), then the Company shall pay in cash to the Subscriber (in addition to any remedies available to or elected by the Subscriber) the amount by which (A) the Subscriber's total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (B) the aggregate principal and/or interest amount of the Note for which such conversion was not timely honored, together with interest thereon at a rate of 15% per annum, accruing until such amount and any accrued interest thereon is paid in full (which amount shall be paid as liquidated damages and not as a penalty). For example, if the Subscriber purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of $10,000 of note principal and/or interest, the Company shall be required to pay the Subscriber $1,000, plus interest. The Subscriber shall provide the Company written notice indicating the amounts payable to the Subscriber in respect of the Buy-In.

                  2.10 Reservation. During the period the conversion right exists, Borrower will reserve from its authorized and unissued Common Stock a number of shares of Common Stock equal to 150% of the amount of Common Stock issuable upon the full conversion of this Note. Borrower represents that upon issuance, such shares will be duly and validly issued, fully paid and non-assessable. Borrower agrees that its issuance of this Note shall constitute full authority to its officers, agents, and transfer agents who are charged with the duty of executing and issuing stock certificates to execute and issue the necessary certificates for shares of Common Stock upon the conversion of this Note.

                                   ARTICLE III
                                EVENTS OF DEFAULT

                  An "Event of Default," wherever used herein, means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

                  3.1 Failure to Pay Principal or Interest. The Borrower fails to pay any installment of Principal, Interest or other sum due under this Note when due.

                  3.2 Breach of Covenant. The Borrower breaches any other covenant or other term or condition of the Subscription Agreement or this Note in any material respect and such breach, if subject to cure, continues for a period of ten (10) business days after written notice to the Borrower from the Holder.

                  3.3 Breach of Representations and Warranties. Any representation or warranty of the Borrower made herein, in the Subscription Agreement, or in any agreement, statement or certificate given in writing pursuant hereto or in connection therewith shall be false or misleading in any material respect as of the date made and the Closing Date.

                  3.4 Receiver or Trustee. The Borrower shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed.

                  3.5 Judgments. Any money judgment, writ or similar final process shall be entered or filed against Borrower or any of its property or other assets for more than $100,000, and shall remain unvacated, unbonded or unstayed for a period of thirty (30) days.

                  3.6 Bankruptcy. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law, or the issuance of any notice in relation to such event, for the relief of debtors shall be instituted by or against the Borrower and if instituted against Borrower are not dismissed within thirty (30) days of initiation.

                  3.7 Non-Payment. A default by the Borrower under any one or more obligations in an aggregate monetary amount in excess of $50,000 for more than twenty (20) days after the due date.

                  3.8 Stop Trade. An SEC or judicial stop trade order or Principal Market trading suspension that lasts for five or more consecutive trading days.

                  3.9 Failure to Deliver Common Stock or Replacement Note. Borrower's failure to timely deliver Common Stock to the Holder pursuant to and in the time required by this Note and Sections 9 and 11 of the Subscription Agreement, or, if required, a replacement Note.

                  3.10 Non-Registration Event. The occurrence of a Non-Registration Event as described in Section 11.4 of the Subscription Agreement.

                  3.11 Reverse Splits. The Borrower effectuates a reverse split of its Common Stock without the prior written consent of each Holder.

                  3.12 Reservation Default. Failure by the Borrower to have reserve for issuance upon conversion of the Note the amount of Common stock as set forth in the Subscription Agreement.

                  3.13 Cross Default. A default by the Borrower of a material term, covenant, warranty or undertaking of any other agreement to which the Borrower and Holder are parties, or the occurrence of a material event of default under any such other agreement which is not cured after any required notice and/or cure period.

                  3.14 Change in Control. A change in control of the Company without the written consent of each Holder. A change in control shall mean that more than 30% of the shares of common stock are consolidated in one person or entity so that the person or entity may control the election of the board of directors or the passage of a proposal that would normally require a shareholder vote without such shareholder vote and that such person or entity was not a holder of shares of the Company at the date of execution hereof.

                  3.15 Asset Sales. Any instance, undertaken without the written consent of each Holder, whereby the Company or any of its subsidiaries, sells, transfers, leases or otherwise disposes (including pursuant to a merger) of substantially all of the Company's assets, including any asset constituting an equity interest in any other person, except sales, transfers, leases and other dispositions of inventory, used, obsolete or surplus equipment or other property, in each case in the ordinary course of the Company's business and consistent with past practice.

                  3.16 Delisting. Delisting of the Common Stock from the American Stock Exchange or such other Principal Market, including the Over-the-Counter Bulletin Board, on which the Common Stock is then listed or quoted for trading.

                  During the time that any portion of this Note is outstanding, if any Event of Default has occurred, the full principal amount of this Note, together with interest and other amounts owing in respect hereof, to the date of acceleration shall become, at the Holder's election, immediately due and payable in cash, provided however, the Holder may request (but shall have no obligation to request) payment of such amounts in Common Stock of the Borrower. In addition to any other remedies, the Holder shall have the right (but not the obligation) to convert this Note at any time after (x) an Event of Default or (y) the Maturity Date at the Conversion Price then in-effect. The Holder need not provide and the Borrower hereby waives any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such declaration may be rescinded and annulled by Holder at any time prior to payment hereunder. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon. Upon an Event of Default, notwithstanding any other provision of this Note or any Transaction Document, the Holder shall have no obligation to comply with or adhere to any limitations, if any, on the conversion of this Note or the sale of the Conversion Shares, Shares or Other Securities.

                                   ARTICLE IV
                                  MISCELLANEOUS

                  4.1 Failure or Indulgence Not Waiver. No failure or delay on the part of Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

                  4.2 Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served,
(ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be: (i) if to the Borrower to: Globetel Communications Corp., 9050 Pines Blvd., Suite 255, Pembroke Pines, FL 33024, Attn: Timothy Huff, CEO, telecopier number: (954) 272-0380, with a copy by telecopier only to (not with respect to Conversion Notices): Jonathan D. Leinwand, Esq. 9050 Pines Blvd., Suite 255, Pembroke Pines, FL 33024, telecopier number: (954) 252-4265, and (ii) if to the Holder, to the name, address and telecopy number set forth on the front page of this Note, with a copy by telecopier only to (not with respect to Conversion Notices): Hodgson Russ LLP 60 East 42nd Street, 37th Floor New York, NY 10165 Attn: Jeffrey A. Rinde, Esq. telecopier number: (212) 972-1677.

                  4.3 Amendment Provision. The term "Note" and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

                  4.4 Assignability. This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns.

                  4.5 Cost of Collection. If default is made in the payment of this Note, Borrower shall pay the Holder hereof reasonable costs of collection, including reasonable attorneys' fees.

                  4.6 Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of New York or in the federal courts located in the state of New York. Both parties and the individual signing this Agreement on behalf of the Borrower agree to submit to the jurisdiction of such courts. The prevailing party shall be entitled to recover from the other party its reasonable attorney's fees and costs.

                  4.7 Maximum Payments. Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Borrower to the Holder and thus refunded to the Borrower.

                  4.8 Waiver of Jury Trial. THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION DOCUMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES' ACCEPTANCE OF THIS AGREEMENT.

                  4.9 Redemption. This Note may not be redeemed or paid without the consent of the Holder except as described in this Note or in the Subscription Agreement.

                  4.10 Shareholder Status. The Holder shall not have rights as a shareholder of the Borrower with respect to unconverted portions of this Note. However, the Holder will have all the rights of a shareholder of the Borrower with respect to the shares of Common Stock to be received by Holder after delivery by the Holder of a Conversion Notice to the Borrower.


                   [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK
                             SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Borrower has caused this Note to be signed in its name by an authorized officer as of the 30th day of August, 2006.

                                            GLOBETEL COMMUNICATIONS CORP.



                                            By:________________________________
                                                     Name: Timothy Huff
                                                     Title: CEO

WITNESS:



--------------------------------------

                                                                       Exhibit A

                                PAYMENT SCHEDULE

                                                                       Exhibit B


                              NOTICE OF CONVERSION
                              --------------------
           (To be executed by the Holder in order to Convert the Note)

TO:

The undersigned hereby irrevocably elects to convert $_________________ of the principal amount of the above Note into Shares of Common Stock of Sunset Brands, Inc., according to the conditions stated therein, as of the Conversion Date written below.

Conversion Date:                            ____________________________________

Applicable Conversion Price:                ____________________________________

Signature:                                  ____________________________________

Name:                                       ____________________________________

Address:                                    ____________________________________

Amount to be converted:                     $___________________________________

Amount of Note unconverted:                 $___________________________________

Conversion Price per share:                 $___________________________________

Number of  shares to be issued:             ____________________________________

Amount of Interest Converted:               $___________________________________

Conversion Price per share:                 $___________________________________

Number of  shares of to be issued:          ____________________________________

Please  issue  the  shares  of  to:         ____________________________________

Issue to:                                   ____________________________________

Authorized Signature:                       ____________________________________

Name:                                       ____________________________________

Title:                                      ____________________________________

Phone Number:                               ____________________________________

Broker DTC Participant Code:                ____________________________________

Account Number:                             ____________________________________